COOPER GLOBAL COMMUNICATIONS, LLC

September 9, 2010

Mr. Gill Champion
President/Chief Operating Officer
POW! Entertainment
500 South Buena Vista Street
Burbank, CA 91521

Dear Mr. Champion,

We are pleased to set forth the terms of the retention of Cooper Global Communications ("CGC") by POW! Entertainment (collectively with its affiliates, the "Company").

1. CGC shall, on a non-exclusive basis, assist the Company as the Company's investor relations advisor in the development of a comprehensive financial-relations program with the goals briefly described in Table 1. The retention by the Company of CGC as investor relations advisor as heretofore described shall be for a period of one year from September 9, 2010. SGI agrees to provide all services pursuant to this Agreement up to September 9, 2010 at no charge.

2. Each Party to this Agreement hereby warrants and agrees not to disclose any confidential information provided by a Party to the other Party, except when such disclosure is essential for the completions of the Transaction. In addition, except as may be required by statute, regulation, or process of law applicable to each Party, all information exchanged between the Parties is of a confidential nature and neither Party shall disclose to any unauthorized person or entity, any information obtained or received through this Transaction. This paragraph shall be effective for 2 (two) years from the date of signature of this Agreement.

   The non-disclosure as set forth herein shall not apply as to information necessary to be disclosed to the Parties' respective accountants, bankers, lawyers or any Government Agencies or other legal or regulatory authority. If disclosure is made to anyone in this section, such person also shall be bound by the terms set forth herein.

3. In consideration of its services pursuant to this Agreement, CGC shall be entitled to receive, and the Company agrees to pay CGC, the following compensation for a period of twelve (12) months: $10,000 (USD) per month in cash, payable each month, for the duration of this Agreement, beginning on September 9, 2010.

   However, CGC agrees to defer $2,000 of the $10,000 monthly fee-reducing it to $8,000- until the month following the closing of the current financing. The Company shall add the amount deferred on the monthly fee on a pro-rata

basis for the remaining payments due on this Agreement until SGI receives the full amount previously deferred.

The first month will be paid in advance by wire immediately upon execution of this Agreement. Billing will be done monthly for the coming month and will be due by wire within ten (10) days upon receipt of invoice. The Company shall have two termination dates during the duration of this Agreement - December 9, 2011 and May 9, 2011, upon 10 days written notice.

The Company shall immediately issue CGC 800,000 options exercisable at $0.14. The options will begin vesting on a pro-rata basis beginning in the third month (December 9, 2010) of the Agreement, assuming no prior termination. The Company shall have the right to rescind all 800,000 options upon a cancellation on December 9, 2010. In the event the Agreement is cancelled in the eighth month (May 9, 2011), the Company shall have the right to cancel 1/3 (267,000) of the options. Such options will be of five-year duration. At the option of CGC, such options may be exercised on a cashless basis and will have piggy-back registration rights for one year with respect to the shares underlying the options, and will be subject to non-dilution provisions and may be transferred in whole or in part to one or more officers of the Company.

4. In addition to the fees described above, the Company agrees to promptly reimburse CGC for reasonable accountable expenses incurred in connection with its retention hereunder when incurred or promptly thereafter. CGC will obtain prior approval for any expenses incurred exceeding $250.00 per activity. Expenses and charges will be included in the following month's bill.

5. The validity and interpretation of this Agreement shall be governed by the law of New York State and the United States.

6. All responsibilities, compensation, benefits and other terms of this Agreement shall inure to the respective successors and assigns of the Company and CGC hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

Cooper Global Communications, LLC

By: ______________________

Name: Mr. Richard E. Cooper
Title: President

Confirmed and Agreed to:
This 9th Day of September, 2010

POW! Entertainment

By: ______________________

Name: Mr. Gill Champion
Title: President/ Chief Operating Officer